Exhibit 99.3

NEWS RELEASE

Zev Weiss and Jeff Weiss to Lead American Greetings as Co-CEOs

John Beeder named President and COO

Cleveland, Ohio (August 13, 2013) –Today, American Greetings announced two important personnel moves for the newly privatized company. Effective immediately, Jeff Weiss is named Co-Chief Executive Officer to partner with his brother, Zev Weiss, in leading American Greetings and John Beeder will serve as President and COO. The Weiss family acquired American Greetings Corporation on August 9, 2013 for $19.00 per share in cash.

Throughout his 25-year career at American Greetings, Jeff Weiss has gained expertise in every area of the Company from marketing to sales and supply chain operations. He has played an integral role in bringing American Greetings to its leadership place in the marketplace. As President and Chief Operating Officer for the past ten years, Mr. Weiss has championed the Company’s focus on creativity and innovation. As a result, American Greetings is now known in the industry as the innovation leader.

“Jeff’s perspective and insights will complement mine as we serve together as leaders of American Greetings,” stated Zev Weiss, Co-CEO of American Greetings. “It is very gratifying for me to have my brother join me in taking the company our great-grandfather founded more than 100 years ago, into a very bright and exciting future”

John Beeder will assume the roles of President and Chief Operating Officer. Beeder joined the Company five years ago as Senior Vice President, Executive Sales and Marketing Officer. Beeder recently celebrated his 30th year in the greeting card industry having held executive management positions in marketing, product development, supply chain, finance and new business development. Immediately prior to joining American Greetings, he served as managing partner and chief operating officer of Compact Clinicals, a medical publisher in Kansas City.

“John’s enthusiasm and experience have infused new thinking into our strategies and goals delivering excellent results,” said Zev Weiss. “We are pleased to promote him to a position that will have even greater influence on the organization, and I look forward to working with both Jeff and John to lead American Greetings to even greater growth and success in the future.”

About American Greetings Corporation

For more than 100 years, American Greetings Corporation has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-wrap and boxed cards. American Greetings also has one of the largest collections of greetings on the Web, including greeting cards available at Cardstore.com and electronic greeting cards available at AmericanGreetings.com. In addition to its product lines, American Greetings also creates and licenses popular character brands through the AG Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.9 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.